Incorporated in the Cayman Islands

Gushan Environmental Energy Limited

This is to certify that

is / are the registered shareholders of:

No. of Shares	Type of Share	Par Value
	Ordinary	**HK $ 0.00001**
Date of Record	Certificate Number	% Paid
		100.00

The above shares are subject to the Memorandum and Articles of Association of the Company and transferable in accordance therewith.
Given under the Common Seal of the Company

____________________ Director

____________________ Director / Secretary